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                                                                    Exhibit 99.3

MetLife (R)                                                                 NEWS
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Public Relations                                           For Immediate Release
MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101


Contacts:         For Media:        John Calagna
                                    (212) 578-6252

                  For Investors:    Tracey Dedrick
                                    (212) 578-5140


              JAMES M. KILTS NAMED TO METLIFE'S BOARD OF DIRECTORS

NEW YORK, October 26, 2004 - MetLife, Inc. (NYSE: MET) announced today that it has named James M. Kilts, 56, chairman of the board, president and chief executive officer of The Gillette Company, to its board of directors. Kilts was also named to the board of Metropolitan Life Insurance Company, a subsidiary of MetLife, Inc. The elections are effective January 1, 2005.

"I am extremely pleased to welcome Jim to MetLife's board," said Robert H. Benmosche, chairman and chief executive officer, MetLife, Inc. "With more than 30 years of experience in the consumer products industry, Jim's vast experience in overseeing billion-dollar businesses and developing business strategies in the United States and abroad will prove to be extremely beneficial to MetLife."

Prior to being named to his current role at Gillette, Kilts had served as president and chief executive officer of Nabisco. Before joining Nabisco, Kilts headed the $27 billion Worldwide Food group of Philip Morris, where he was an executive vice president from 1994 to 1997. In that role, he was responsible for shaping the group's domestic and international strategy and plans. Before that, Kilts served in increasingly senior positions at Kraft. He began his career with General Foods Corporation.

In addition to MetLife, Kilts is a member of the board of directors of the May Department Stores Company, the Whirlpool Corporation and serves on Citigroup's International Advisory Board. He is a member of the National Association of Manufacturers and is chairman of the board of directors of the Grocery Manufacturers of America. Kilts also serves on the board of trustees of Knox College and the University of Chicago, is chairman of the Advisory Council of the University of Chicago Graduate School of Business and is a director of International Executive Service Corps.

A graduate of Knox College, Galesburg, Illinois, Kilts earned a master of business administration degree from the University of Chicago.

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MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

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